Exhibit 21

 Simpson Manufacturing Co., Inc. and Subsidiaries

List of Subsidiaries of Simpson Manufacturing Co., Inc.

At March 1, 2005

1.             Simpson Strong-Tie Company Inc., a California corporation

2.             Simpson Dura-Vent Company, Inc., a California corporation

3.             Simpson Strong-Tie International, Inc., a California corporation

4.             Simpson Strong-Tie Canada, Limited, a Canadian corporation

5.             Simpson Strong-Tie France, Limited, a French corporation

6.             Simpson Strong-Tie, S.A., a French corporation

7.             Simpson Strong-Tie Japan, Inc., a California corporation

8.             Simpson Strong-Tie Australia, Inc., a California corporation

9.             Simpson Strong-Tie Company Inc. Chile Y Compañia Limitada, a Chilean corporation

10.           Simpson Strong-Tie Company Inc. Argentina SRL, an Argentinean corporation

11.           Simpson Strong-Tie A/S, a Danish corporation

12.           Simpson Strong-Tie GmbH, a German corporation

13.           Simpson Strong-Tie Sp.z.o.o., a Polish corporation

14.           Simpson Strong-Tie France SCI, a French corporation

15.           ATF GmbH, a Swiss corporation

16.           Quik Drive Australia Pty. Limited, an Australian corporation

17.           Simpson Strong-Tie Mexico, S. de R.L. de C.V., a Mexican corporation